Exhibit 14.9

CODE OF ETHICS

I.	Introduction.

This Code of Ethics is adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and in accordance with Rule 17j-1(c) under the Investment Company Act of 1940, as amended (the “1940 Act”), by First Eagle Private Credit Fund (the “Company”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s Compliance Manual.

The Code of Ethics applies to Access Persons (as defined below) of the Company.

Access Persons, in conducting their personal securities transactions, owe a fiduciary duty to the shareholders and clients of the Company. The fundamental standard to be followed in personal securities transactions is that Access Persons may not take inappropriate advantage of their positions. All personal securities transactions by Access Persons must be conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Person’s interest and the interests of the Company, or any abuse of an Access Person’s position of trust and responsibility. While this Code of Ethics is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations and, in this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.

II.	Definitions.

In order to understand how this Code of Ethics applies to particular persons and transactions, familiarity with the key terms and concepts used in this Code of Ethics is necessary. Those key terms and concepts are:

1. “Access Person” means any trustee, officer or “advisory person” of the Company. A list of the Company’s Access Persons who are officers and trustees of the Company is attached as Exhibit 1 to this Code of Ethics and will be updated from time to time.

2. “Advisory person” means (a) any employee of the Company or of any company in a control relationship to the Company, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a “Covered Security” by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of “Covered Securities”.

3. “Beneficial ownership” has the meaning set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended. The determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

4. “Advisers” means First Eagle Investment Management, LLC, the investment adviser of the Company, and First Eagle Alternative Credit, LLC, the Subadviser of the Company.

5. “Adviser Code” means the Code of Ethics adopted by the Advisers and approved by the Board.

6. “Control” has the meaning set forth in Section 2(a)(9) of the 1940 Act.

7. “Covered Security” has the meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include: direct obligations of the Government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; and shares issued by registered open-end investment companies. A high-quality short-term debt instrument is one with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

8. “Independent Trustee” means a trustee of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

9. “Investment Personnel” of the Company means (a) any employee of the Company (or of any company in a control relationship to the Company) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company and (b) any natural person who controls the Company and who obtains information concerning recommendations made to the Company regarding the purchase or sale of securities by the Company.

10. “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer or which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

11. “Limited Offering” means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), 4(6) or Rule 504, 505 or 506 under the Securities Act of 1933.

12. “Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

III.	Standards of Conduct.

1. General Prohibitions. All Access Persons must comply with all applicable federal securities laws. The 1940 Act, Advisers Act, and the rules thereunder make it illegal for any person covered by the Code of Ethics, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by the Company or its clients to:

a.	employ any device, scheme or artifice to defraud the Company, its shareholders or its clients;

b.	make any untrue statement of a material fact, omit to state a material fact or in any way mislead the Company or its clients regarding a material fact;

c.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company, its shareholders or its clients;

d.	engage in any manipulative practice with respect to the Company, its shareholders or its clients; or

e.	engage in any manipulative practice with respect to securities, including price manipulation.

IV.	Restrictions Applicable to Trustees, Officers and Employees of the Adviser.

1. All trustees, officers and employees of the Adviser shall be subject to the restrictions, limitations and reporting responsibilities set forth in the Adviser Code, respectively, as applicable, as if fully set forth herein.

2. Persons subject to this Section IV shall not be subject to the restrictions, limitations and reporting responsibilities set forth in Sections V and VI below.

V.	Prohibitions; Exemptions.

1.	Prohibited Purchases and Sales.

A. No Access Person may purchase or sell, directly or indirectly, any Covered Security in which that Access Person has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which to the actual knowledge of that Access Person at the time of such purchase or sale:

(1) is being considered for purchase or sale by the Company; or

(2) is being purchased or sold by the Company.

2.	Exemptions From Certain Prohibitions.

A. The prohibited purchase and sale transactions described in paragraph V.1 above do not apply to the following personal securities transactions:

(1) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(2) purchases or sales which are non-volitional on the part of either the Access Person or the Company;

(3) purchases which are part of an automatic dividend reinvestment plan (other than pursuant to a cash purchase plan option);

(4) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from that issuer, and sales of the rights so acquired; and any purchase or sale which the Chief Compliance Officer of the Company or his or her designee approves on the grounds that its potential harm to the Company is remote.

3.	Prohibited Recommendations.

An Access Person may not recommend the purchase or sale of any Covered Security to or for the Company without having disclosed his or her interest, if any, in such security or the issuer thereof, including without limitation:

A. any direct or indirect beneficial ownership of any Covered Security of such issuer, including any Covered Security received in a private securities transaction;

B. any contemplated purchase or sale by such person of a Covered Security;

C. any position with such issuer or its affiliates; or

D. any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

4.	Pre-approval of Investments in Initial Public Offerings or Limited Offerings.

A. Generally, no Investment Personnel shall purchase any security (including, but not limited to, any Covered Security) issued in an IPO or a Limited Offering unless an officer of the Company approves the transaction in advance. The Chief Compliance Officer shall maintain a written record of any decisions to permit these transactions, along with the reasons supporting the decision.

VI.	Reporting.

1. Initial Holdings Reports. No later than the earlier of (a) ten (10) days after a person becomes an Access Person and (b) ten (10) days following the Company’s adoption of this Code of Ethics, he or she must report to the Company the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

(i) the title, type, ticker or CUSIP (if applicable), number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii) the date that the report is submitted by the Access Person.

2.	Quarterly Reporting.

A. Every Access Person shall either report to the Company (in writing, or through another form of certification acceptable to the Chief Compliance Officer, which may include electronic certification) the information described in paragraphs B and C below with respect to transactions in any Covered Security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the Covered Security or, in the alternative, make the representation in paragraph D below.

B. Every report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

(1) the date of the transaction, the title, type, ticker or CUSIP (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3) the price at which the transaction was effected;

(4) the name of the broker, dealer or bank with or through whom the transaction was effected;

(5) the date that the report is submitted by the Access Person; and

(6) a description of any factors potentially relevant to an analysis of whether the Access Person may have a conflict of interest with respect to the transaction, including the existence of any substantial economic relationship between the transaction and Covered Securities held or to be acquired by the Company.

C. With respect to any account established by the Access Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person, no later than 30 days after the end of a calendar quarter, an Access Person shall provide a report to the Company containing the following information:

(1) the name of the broker, dealer or bank with whom the Access Person established the account;

(2) the date the account was established; and

(3) the date that the report is submitted by the Access Person.

D. If no transactions were conducted by an Access Person during a calendar quarter that are subject to the reporting requirements described above, such Access Person shall, not later than 30 days after the end of that calendar quarter, provide a written representation (or other form of certification acceptable to the Chief Compliance Officer, which may include electronic certification) to that effect to the Company.

3.	Annual Reporting.

A. Every Access Person shall report to the Company (in writing, or through another form of certification acceptable to the Chief Compliance Officer, which may include electronic certification) the information described in paragraph B below with respect to transactions in any Covered Security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the security.

B. Annually, within 45 days of the end of each calendar year, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

(1) The title, type, ticker or CUSIP (if applicable), number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(2) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Access Person; and

(3) The date that the report is submitted by the Access Person.

4.	Exceptions to Reporting Requirements.

A. An Access Person is not required to make a report otherwise required under paragraphs 1, 2 or 3 above with respect to any transaction effected for any account over which the Access Person does not have any direct or indirect influence or control; provided, however, that if the Access Person is relying upon the provisions of this paragraph 4(A) to avoid making such a report, the Access Person shall, not later than 30 days after the end of each calendar quarter, identify any such account in writing (or via electronic certification acceptable to the Company’s Chief Compliance Officer) and certify in writing (or via electronic certification acceptable to the Company’s Chief Compliance Officer) that he or she had no direct or indirect influence over any such account.

B. An Access Person of the Company who is also an Access Person of the Adviser to the Company need not submit reports pursuant to paragraphs 1, 2, or 3 provided that such person is otherwise subject to a code of ethics that is compliant with Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Advisers Act, as amended, and properly adopted by the Adviser.

C. An Independent Trustee of the Company who would be required to make a report pursuant to paragraphs 1, 2 or 3 above solely by reason of being a trustee of the Company is not required to make an initial holdings report under paragraph 1 above and an annual report under paragraph 3 above, and is only required to make a quarterly report under paragraph 2 above if the Independent Trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling the Independent Trustees official duties as a trustee of the Company, should have known that during the 15-day period immediately before or after the trustee’s transaction in a Covered Security, the Company purchased or sold the Covered Security, or the Company or the Adviser considered purchasing or selling the Covered Security.

5.	Annual Certification.

A. The Chief Compliance Officer shall furnish each Access Person with a copy of this Code of Ethics, and any amendments, either in hard copy or through electronic delivery, upon commencement of employment and annually thereafter. All Access Persons are required to certify that they have read and understand this Code of Ethics, and any amendments, and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code of Ethics and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies. A copy of the certification form to be used in complying with this paragraph A is attached to this Code of Ethics as Exhibit 2; provided, that such certification may also be made via electronic certification acceptable to the Chief Compliance Officer.

B. The Chief Compliance Officer of the Company and the Adviser shall prepare an annual report to the Board of Trustees of the Company to be presented at the first regular meeting of the Board after June 30 of each year and which shall:

(1) Summarize existing procedures concerning personal investing, including pre- clearance policies and the monitoring of personal investment activity after pre-clearance has been granted, and any changes in the procedures during the past year;

(2) describe any issues arising under the Code of Ethics or procedures since the last report to the Board including, but not limited to, information about any material violations of the Code of Ethics or procedures and the sanctions imposed during the past year;

(3) identify any recommended changes in existing restrictions or procedures based upon experience under this Code of Ethics, evolving industry practice or developments in applicable laws and regulations;

(4) contain such other information, observations and recommendations as deemed relevant by the Company or the Adviser; and

(5) certify that the Company and the Adviser have adopted Codes of Ethics with procedures reasonably necessary to prevent Access Persons from violating the provisions of Rule 17j-1(b) of the 1940 Act, Rule 204A-1 of the Advisers Act, and this Code of Ethics.

6.	Notification of Reporting Obligation and Review of Reports.

The officers of the Company are authorized to identify all Access Persons. Each Access Person shall receive a copy of this Code of Ethics in hard copy or through electronic delivery and be notified of his or her reporting obligations. All reports shall be promptly submitted upon completion to the Secretary of the Company, who shall review such reports.

7.	Miscellaneous.

A. Any report under this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making the report that the person has any direct or indirect beneficial ownership in the securities to which the report relates.

VII.	Confidentiality.

No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Company) any information regarding securities transactions by the Company or consideration by the Company or the Advisers of any such securities transaction.

All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

VIII.	Reporting Misconduct.

If an Access Person believes that he or she may have violated any laws, this Code of Ethics, or other standards of conduct adopted by the Company, the Access Person is expected to report it to the Chief Compliance Officer or his or her designee(s). Each Access Person must also promptly report any violations of the Code of Ethics by any person subject to this Code of Ethics of which such Access Person becomes aware. The Chief Compliance Officer will keep reports of violations and the identity of those reporting violations. No Access Person shall be subject to any retaliation for reporting a violation in good faith. In addition, if an Access Person observes or become aware of any illegal or improper conduct on the part a consultant, supplier, client, counterparty or other third party, the Access Person should communicate that information to his or her direct supervisor and, if appropriate or necessary, to a more senior manager or the General Counsel of the Company, to make certain the situation will be addressed.

IX.	Sanctions.

Upon discovering a violation of this Code of Ethics, the Board of Trustees of the Company may impose any sanctions it deems appropriate, including a letter of censure, the suspension or termination of any trustee, officer or employee of the Company, or the recommendation to the employer of the violator of the suspension or termination of the employment of the violator.

X.	Recordkeeping.

The Company shall maintain the records listed below for a period of five years from the end of the fiscal year in which such document was created in an easily accessible place:

A.	A list of all Access Persons during the period;

B.	Manual or electronic certification by all Access Persons acknowledging receipt of copies of the Code of Ethics and acknowledging that they are subject to it;

C.	A copy of each code of ethics that has been in effect at any time during the period;

D.

Holdings and transactions reports made pursuant to the Code of Ethics (manual or electronic), including any brokerage confirmation and account statements delivered or provided in lieu of these reports;

E.	A record of any violation of the Code of Ethics and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

F.	A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited offerings; and

G.	A copy of each annual written report submitted by the Chief Compliance Officer to the Board of Trustees of the Company.

Adopted March 29, 2023

Exhibit 1

The following are “Access Persons” for purposes of the foregoing Code of Ethics:

Trustees
Christopher Flynn

David O’Connor

Nancy Hawthorne

Rajender Chandhok

Patrick Coyne

Stuart George

Laurence Smith

Officers
Chief Compliance Officer	Telmo Martins

Chief Executive Officer	Christopher Flynn

Chief Financial Officer/Treasurer	Jennifer Wilson

Head of Legal & Compliance	David O’Connor

General Counsel/Secretary	Sabrina Carlson

Deputy General Counsel/Assistant Secretary	Smriti Kodandapani

Deputy General Counsel	William Karim

Deputy General Counsel	Sheelyn Michael

Vice President	Michael Luzzatto

Assistant Secretary	Casey Walker

Exhibit 2

CERTIFICATION FORM

[Note: Certification may be made electronically, in a manner acceptable to the Company’s Chief Compliance Officer.]

This is to certify that I have read and understand the Code of Ethics of First Eagle Private Credit Fund dated _____, and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.

Please sign your name here:

Please print your name here:

Please date here:

CODE OF ETHICS AND BUSINESS CONDUCT

First Eagle Private Credit Fund (the “Company”) is committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate disclosure— financial and otherwise—in compliance with applicable law. This Code of Ethics and Business Conduct (this “Code”), applicable to the Company’s Chief Executive Officer, Chief Accounting Officer and Treasurer (or persons performing similar functions) (together, “Senior Officers”), as well as the Company’s trustees, officers, and employees (collectively with Senior Officers, the “Covered Persons”), sets forth policies to guide you in the performance of your duties.

As a Covered Person, you must comply with applicable law. If you are a Senior Officer, you also have a responsibility to conduct yourself in an honest and ethical manner. You have responsibilities that include creating a culture of high ethical standards and a commitment to compliance, maintaining a work environment that encourages the internal reporting of compliance concerns and promptly addressing compliance concerns.

This Code recognizes that Senior Officers are subject to certain conflicts of interest inherent in the operation of investment companies, because Senior Officers currently or may in the future serve as Senior Officers of the Company, as officers or employees of the Company’s investment advisor and/or affiliates of the Company’s investment adviser (the “Adviser”) or subadviser (the “Subadviser”) and as officers or trustees/ trustees of other registered business development companies, registered investment companies and unregistered investment funds advised by the Adviser or Subadviser. This Code also recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by, the Company or the Adviser govern your conduct in connection with many of the conflict of interest situations that arise in connection with the operations of the Company, including:

•	the Investment Company Act of 1940, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “1940 Act”);

•	the Investment Advisers Act of 1940, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “Advisers Act”);

•	the Code of Ethics adopted by the Company pursuant to Rule 17j-1(c) under the 1940 Act (collectively, the “Company’s 1940 Act Code of Ethics”);

•

one or more codes of ethics adopted by the Adviser and Subadviser that have been reviewed and approved by those trustees (the “Trustees”) of the Company that are not “interested persons” of the Company (the “Independent Trustees”) within the meaning of the 1940 Act (the “Adviser’s 1940 Act Code of Ethics” and, together with the Company’s 1940 Act Code of Ethics, the “1940 Act Codes of Ethics”);

•

the policies and procedures adopted by the Company to address conflict of interest situations, such as procedures under Rule 10f-3 and Rule 17a-7 under the 1940 Act (collectively, the “Corporation Policies”); and

•	The Adviser’s general policies and procedures to address, among other things, conflict of interest situations and related matters (collectively, the “Adviser Policies”).

The provisions of the 1940 Act, the Advisers Act, the 1940 Act Codes of Ethics, the Company Policies and the Adviser Policies are referred to herein collectively as the “Basic Conflict Rules”.

This Code is different from, and is intended to supplement, the Basic Conflict Rules. Accordingly, a violation of the Basic Conflict Rules by a Covered Person is hereby deemed not to be a violation of this Code, unless and until the Nominating and Governance Committee of the Trustees (the “Nominating and Governance Committee”) shall determine that any such violation of the Basic Conflict Rules is also a violation of this Code.

Covered Persons Should Act Honestly and Candidly

Each Covered Person has a responsibility to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each Covered Person must:

•	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Additional Conflict Rules;

•

comply with the laws, rules and regulations that govern the conduct of the Company’s operations and report any suspected violations thereof in accordance with the section below entitled “Compliance With Code of Ethics and Business Conduct”; and

•	adhere to a high standard of business ethics.

Conflicts of Interest

A conflict of interest for the purpose of this Code occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company.

Covered Persons are expected to use objective and unbiased standards when making decisions that affect the Company, keeping in mind that Senior Officers are subject to certain inherent conflicts of interest because Senior Officers of Company also are or may be officers of other companies/trusts, the Adviser and other funds advised or serviced by the Adviser (as a result of which it is incumbent upon you to be familiar with and to seek to comply with the Additional Conflict Rules).

Covered Persons are required to conduct the business of the Company in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and business relationships. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest with respect to the Company where you are receiving a personal benefit, you should act in accordance with the letter and spirit of this Code.

If you are in doubt as to the application or interpretation of this Code to you as a Covered Person of the Company, you should make full disclosure of all relevant facts and circumstances to the chief compliance officer of the Adviser (the “Chief Compliance Officer”) and obtain the approval of the Chief Compliance Officer prior to taking action.

Some conflict of interest situations that should always be approved by the Chief Compliance Officer, if material, include the following:

•

the receipt of any entertainment or non-nominal gift by a Covered Person, or a member of his or her family, from any company with which the Company has current or prospective business dealings (other than the Adviser), unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Company’s service providers, other than the Adviser; or

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Person’s employment by the Adviser, such as compensation or equity ownership.

Disclosures

It is the policy of the Company to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission or a national securities exchange and in all other public communications made by the Company. As a Covered Person, you are required to promote compliance with this policy and to abide by the Company’s standards, policies and procedures designed to promote compliance with this policy.

Each Senior Officers must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company. All Covered Persons must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, including to the Trustees, the Company’s independent auditors, the Company’s counsel, counsel to the Independent Trustees, governmental regulators or self- regulatory organizations.

Compliance With Code of Ethics and Business Conduct

If you know of or suspect a violation of this Code or other laws, regulations, policies or procedures applicable to the Company, you are encouraged to report that information on a timely basis (i) directly to the Chief Compliance Officer or (ii) anonymously to the Nominating and Governance Committee or Audit Committee by following the “whistle blower” policies adopted by the Adviser from time to time. No one will be subject to retaliation because of a good faith report of a suspected violation.

The Company will follow these procedures in investigating and enforcing this Code, and in reporting on this Code:

•

the Chief Compliance Officer, the Nominating and Governance Committee or the Audit Committee, as applicable, will take all appropriate action to investigate any actual or potential violations reported to him, her or it;

•	violations and potential violations reported to the Chief Compliance Officer or the Audit Committee will be reported to the Nominating and Governance Committee after such investigation;

•	if the Nominating and Governance Committee determines that a violation has occurred, it will take all appropriate disciplinary or preventive action; and

•

appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the Securities and Exchange Commission or other appropriate law enforcement authorities.

Waivers of Code of Ethics and Business Conduct

Except as otherwise provided in this Code, the Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented to the Chief Compliance Officer and has the authority to interpret this Code in any particular situation. The Chief Compliance Officer shall take all action he or she considers appropriate to investigate any actual or potential violations reported under this Code.

The Chief Compliance Officer is authorized to consult, as appropriate, with the chair of the Nominating and Governance Committee, the chair of the Audit Committee and counsel to the Company, the Adviser or the Independent Trustees, and is encouraged to do so.

Any trustee or executive officer of the Company may request a waiver of any of the provisions of this Code by submitting a written request to the Nominating and Governance Committee. The Board of Trustees shall be responsible for granting any such waivers of this Code for any trustee or executive officer of the Company. Any waivers of this Code granted to any trustee or executive officer of the Company, to the extent required, shall be disclosed on Form 10-K, or otherwise, as provided by Securities and Exchange Commission rules, and in a Form 8-K or as otherwise required by NASDAQ.

Recordkeeping

The Company will maintain and preserve for a period of not less than six (6) years from the date an action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Nominating and Governance Committee:

•	that provided the basis for any amendment or waiver to this Code; and

•	relating to any violation of this Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Nominating and Governance Committee.

Confidentiality

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Independent Trustees and their counsel, the Company and its counsel, the Adviser and its counsel and any other advisors, consultants or counsel retained by the Trustees, the Independent Trustees or any committee of the Trustees.

Amendments

This Code may not be amended except in written form, which is specifically approved by a majority vote of the Trustees, including a majority of the Independent Trustees.

No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that govern all Covered Persons in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

ACKNOWLEDGMENT FORM

[Note: Certification may be made electronically, in a manner acceptable to the Chief Compliance Officer.]

I have received and read the Code of Ethics and Business Conduct, and I understand its contents. I agree to comply fully with the standards contained in the Code of Ethics and Business Conduct and the Company’s related policies and procedures. I understand that I am encouraged to report any suspected violations of the Code of Ethics and Business Conduct on a timely basis (i) to the Chief Compliance Officer or (ii) anonymously to the Nominating and Governance Committee or Audit Committee by following the “whistleblower” procedures adopted by the Adviser from time to time.

Printed Name

Signature

Date